UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         August 9, 2019

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373		27-0099920
(Commission File Number)		(IRS Employer Identification No.)

3355 Las Vegas Boulevard South
Las Vegas,	Nevada	89109
(Address of principal executive offices)		(Zip Code)
(702) 414-1000
(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 1.01.	Entry into a Material Definitive Agreement

On August 9, 2019 (the “Closing Date”), Las Vegas Sands Corp. (the “Borrower”) entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”) with the lenders party thereto (collectively, the “Lenders”), the issuing banks party thereto and The Bank of Nova Scotia (“Scotiabank”), as administrative agent (in such capacity, the “Administrative Agent”). In connection with the entry into the Revolving Credit Agreement, the commitments under the Second Amended and Restated Credit and Guaranty Agreement, dated as of December 19, 2013, by and among Las Vegas Sands, LLC, as borrower, Scotiabank, as administrative agent and collateral agent and the lenders and issuing banks from time to time party thereto, terminated and the outstanding amounts thereunder were repaid on the Closing Date.

Pursuant to the Revolving Credit Agreement, the Lenders provided revolving credit commitments to the Borrower in an aggregate principal amount of $1.5 billion, which includes a $150 million sub-facility for letters of credit. The proceeds of the loans made under the Revolving Credit Agreement (the “Revolving Loans”) may be used for working capital and general corporate purposes of the Borrower and its affiliates and any other purpose not prohibited by the Revolving Credit Agreement. The Revolving Credit Agreement is scheduled to mature on August 9, 2024

The Revolving Loans will bear interest at either, at the Borrower’s option, (x) an adjusted Eurodollar rate, plus an applicable margin ranging from 1.125% to 1.550% per annum, or (y) at an alternative base rate, plus an applicable margin ranging from 0.125% to 0.550% per annum, in each case, based on the Borrower’s corporate family credit rating. Under the Revolving Credit Agreement, on the first day of each fiscal quarter, the Borrower must pay a commitment fee quarterly in arrears on the undrawn portion of the revolving commitments, which commitment fee ranges from 0.125% to 0.250% per annum, based on the Borrower’s corporate family credit rating.

The Revolving Credit Agreement contains customary affirmative and negative covenants for facilities of this type, subject to customary exceptions and thresholds. In the case of the negative covenants, these limit the ability of the Borrower and its restricted subsidiaries to, among other things:
(i)     incur liens on their assets;
(ii)    enter into sale and leaseback transactions; and
(iii)     sell, lease, sub-lease or otherwise dispose of any “core facility.”

The negative covenants also restrict, subject to customary exceptions, the ability of certain restricted subsidiaries of the Borrower to incur indebtedness and the ability of the Borrower to merge, consolidate, liquidate or sell all or substantially all of its assets.

The Revolving Credit Agreement also contains a financial covenant limiting the Borrower to a maximum consolidated leverage ratio of 4.00 to 1.00 as of the last day of each fiscal quarter. The Revolving Credit Agreement contains customary events of default, including payment defaults, cross defaults to material debt, bankruptcy and insolvency, breaches of covenants and inaccuracy of representations and warranties, subject to customary grace periods. Upon an event of default, the majority of Lenders may terminate the commitments under the Revolving Credit Agreement and declare any then-outstanding amounts due and payable.

The foregoing summary of the Revolving Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete text of the Revolving Credit Agreement, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1
Revolving Credit Agreement, dated as August 9, 2019, by and among Las Vegas Sands Corp., the Lenders from time to time party thereto and The Bank of Nova Scotia, as Administrative Agent and Issuing Bank.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 12, 2019

LAS VEGAS SANDS CORP.
By:	/s/ Patrick Dumont
Name: Patrick Dumont Title: Executive Vice President and Chief Financial Officer